Release	Immediately	Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Contact	Media - Sara Miller (314-694-5824)
Investors - Tim Boeker (314-694-8149)

DESPITE MODERATING NEAR-TERM OUTLOOK, STRENGTH OF CORE BUSINESS, NEW PLATFORMS AND FINANCIAL DISCIPLINE CONTINUE TO BACK CONFIDENCE IN LONG-TERM GROWTH OPPORTUNITY FOR MONSANTO

•	Near term, with deteriorating macro environment, company revises full-year ongoing EPS guidance to $4.40 to $5.10; full year as-reported guidance to $3.42 to $4.29

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Beyond FY16, key variables and growth drivers reinforce outlook and opportunity for a baseline mid-teens compounded annual growth rate in its ongoing EPS from the mid-point of its FY16 outlook through FY19

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With continued strong grower demand, Intacta RR2 PROTM soybeans tracking to 35 million acres across South America; Initial shipments of Roundup Ready 2 XtendTM soybeans underway following China import approval with strong grower demand, even as company awaits EPA approval

•	In dynamic industry, strategic rationale for integrated solutions remains and leadership in innovation fuels expectation to remain the partner of choice in cutting-edge technologies
ST. LOUIS (March 2, 2016) - Monsanto Company’s (NYSE: MON) core business growth drivers, expanding new platform opportunities and financial discipline reinforce the company’s unique leadership position within the industry and confidence in its long-term growth opportunities, Pierre Courduroux, senior vice president and chief financial officer, will highlight with investors today at the Bank of America Merrill Lynch 2016 Global Agriculture & Chemicals Conference.
“Today, the macro-environment is proving to be even more challenging, yet we still see strong long-term growth opportunities for our business,” said Courduroux. “Monsanto’s business fundamentals remain solid and we are positioned well to continue to deliver best-in-class innovations within the industry’s leading integrated pipeline and through continued proven product performance. This position of strength within our industry is expected to enable us to continue to bring significant value to our customers and shareowners in the years ahead.”
In 2016, the company continues to execute on key initiatives within its core business led by new global corn hybrid portfolio introductions and continued significant Intacta RR2 PRO™ soybean adoption, which is now tracking to 35 million acres in South America. Courduroux will also note Monsanto remains disciplined in the execution of its Agricultural Productivity strategy, further optimization of spend and continuation of the targeted capital structure with the recent completion of its $3 billion accelerated share repurchase. Monsanto has returned more than $11 billion to shareowners through dividends and share repurchases since June 2014.
However, entering the fiscal year, the company indicated that there were several variables creating significant headwinds, namely: weak foreign currencies, generic glyphosate pricing and compressed grower margins coming from lower commodity prices. These have not abated and the company has seen additional headwinds from competitive dynamics and the delay in the EPA label for in crop use of dicamba. Given these factors, Monsanto has revised its full-year ongoing EPS guidance to $4.40 to $5.10. Full-year EPS guidance on as as-reported basis is expected to be $3.42 to $4.29. For the fiscal year 2016 second quarter, this translates to ongoing EPS expectations of $2.35 to $2.45, with the expected decline versus the prior year primarily driven by glyphosate pricing declines and the Argentine peso devaluation. Second quarter EPS guidance on as as-reported basis is expected to be $2.15 to $2.35.
The company also revised its full-year free cash flow projections to be in the range of $1.4 billion to $1.6 billion for fiscal year 2016. (For a reconciliation of EPS and free cash flow, see note 1.)
Currency accounts for an estimated 25 to 30 cents of the reduction in the company’s revised 2016 ongoing EPS outlook, with another estimated 30 cents stemming from its Seeds and Genomics businesses as a result of several macro factors, including the delay in the EPA approval of dicamba for in-crop use in the Roundup Ready Xtend® system and greater-than-expected industry discounting. A reduction in the company’s spend outlook and financial discipline practically offsets some moderation in Agricultural Productivity due to generic pricing.
The company now expects gross profit growth from its core Seeds and Genomics segment in fiscal year 2016 to be relatively flat with the previous year and expects the Agricultural Productivity segment gross profit to migrate closer to the mid-point of the range of $900 million to $1.1 billion of gross profit in fiscal year 2016. To offset some of the increased headwinds, the company expects operating expenses for fiscal year 2016, exclusive of restructuring expense and legacy environmental and litigation settlements, to be down slightly versus fiscal year 2015. This expectation is inclusive of new platform spend to support the long-term growth prospects for these opportunities.
Moving beyond fiscal year 2016, Monsanto’s outlook is expected to improve anchored on the company’s expanding innovation growth drivers and R&D leadership advantage, financial discipline and balanced capital allocation. The company also expects significant benefits in fiscal year 2017 from improved comparisons from lower cost of goods and the absence of the significant Argentine peso devaluation. These variables underpin its confidence in its long-term growth outlook and opportunity for a baseline mid-teens compounded annual growth rate in its ongoing EPS from the mid-point of its fiscal year 2016 outlook through fiscal year 2019.
“It’s easy to focus on the current downturn in the agricultural cycle, but as the leader in the industry, we are in a unique position to take advantage of the inevitable rebound and accelerate the delivery of integrated solutions within the industry,” added Courduroux. “We have the leading trait and genetics platform, leading platform in data science and significant momentum from new product launches, all underpinned by actions to focus and reduce costs through financial discipline. We remain committed to the innovation-backed logic that fuels our strategic rationale for integrated solutions and expectation that we will remain the partner of choice in the industry.”
Webcast
In conjunction with this announcement, Courduroux will address investors at the Bank of America Merrill Lynch 2016 Global Agriculture and Chemicals Conference beginning at 12:45 p.m. ET (11:45 a.m. CT). Courduroux will discuss the company’s strategic initiatives and long-term growth drivers, future expectations, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.
About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.
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Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; pursuit of acquisitions or other transactions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
The presentations ongoing EPS and free cash flow are not intended to replace as reported EPS or cash flows, and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile those measures to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Full Year	Full Year
	Fiscal 2016 Guidance	Fiscal 2015
Diluted Earnings per Share	$3.42-$4.29	$4.81
Restructuring Charges, Net	0.82-0.99	0.70
Income from Discontinued Operations	(0.02)	(0.06)
Environmental and Litigation Settlements	0.01	$0.11
Resolution of Tax Matters	--	--
SEC Settlement	--	$0.17
Diluted Earnings per Share from Ongoing Business	$4.40-$5.10	$5.73

Note: No separate reconciliation of ongoing and as-reported EPS CAGR for the period from the end of fiscal year 2016 to fiscal year 2019 is included because a reconciliation of ongoing and as-reported EPS guidance for fiscal year 2016 is provided above and no reconciling items are expected in fiscal year 2019.

	Second Quarter	Second Quarter
	Fiscal 2016 Guidance	Fiscal 2015
Diluted Earnings per Share	$2.15-$2.35	$2.92
Restructuring Charges, Net	0.10-0.20	--
Income from Discontinued Operations	--	(0.02)
Environmental and Litigation Settlements	--	--
Resolution of Tax Matters	--	--
SEC Settlement	--	--
Diluted Earnings per Share from Ongoing Business	$2.35-$2.45	$2.90

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities. With respect to the fiscal year 2016 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Fiscal Year
(in millions)	2016 Guidance
Net Cash Provided by Operating Activities	$2,200-2,600
Net Cash Required by Investing Activities	(800)-(1,000)
Free Cash Flow	$1,400-1,600
Net Cash Required by Financing Activities	N/A
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A
Net (Decrease) Increase in Cash and Cash Equivalents	N/A
Cash and Cash Equivalents at Beginning of Period	N/A
Cash and Cash Equivalents at End of Period	N/A